EXHIBIT 99.1

IDEX CORPORATION REPORTS RECORD FIRST QUARTER 2012 RESULTS;

ADJUSTED EARNINGS PER SHARE OF 66 CENTS

LAKE FOREST, IL, April 23 – IDEX Corporation (NYSE: IEX) today announced its financial results for the three-month period ended March 31, 2012.

New orders in the quarter totaled $531 million, up 20 percent over the prior-year period. Sales in the quarter totaled $489 million, 15 percent higher than the prior-year period. For the quarter, on an organic basis, orders were 11 percent higher and sales were 6 percent higher than the prior-year period.

First quarter 2012 operating income, adjusted for $4.9 million of restructuring related charges, was $89.5 million, resulting in an operating margin of 18.3 percent, up 10 basis points from the prior year due to higher volume and improved productivity.

Excluding the impact from restructuring related charges, first quarter adjusted diluted earnings per share were 66 cents, an increase of 9 cents, or 16 percent, from the first quarter of the prior year.

Free cash flow was $52 million for the quarter, a 161 percent increase from the first quarter of the prior year.

First Quarter Highlights

•	Orders increased 20 percent compared to the prior year (+11 percent organic, +10 percent acquisition and -1 percent foreign currency translation).

•	Sales increased 15 percent compared to the prior year (+6 percent organic, +10 percent acquisition and -1 percent foreign currency translation).

•

Reported net income of $52 million was $4 million, or 9 percent, higher than the prior year. Excluding restructuring related charges, adjusted net income was $56 million or 16 percent higher than prior-year net income.

•	Reported diluted EPS of 62 cents was 5 cents, or 9 percent, higher than the prior-year EPS. Adjusted EPS of 66 cents was 9 cents, or 16 percent, higher than the prior-year EPS.

•	EBITDA of $104 million was 21 percent of sales and covered interest expense by nearly 10 times.

•	Free cash flow was $52 million, representing a first quarter record and 100 percent of net income.

•	The Company completed the repurchase of 239 thousand shares of common stock for $10.2 million.

•	The Board of Directors approved an 18 percent increase in the quarterly cash dividend in April.

“The first quarter resulted in record orders and sales for the Company. In the quarter, we grew backlog by $42 million due to strength in Fluid & Metering and Fire & Safety / Diversified. Within FMT, the broad based order growth came primarily from our chemical, agricultural, and energy end markets, which positions us well for the remainder of the year. FSD’s orders included a large dispensing replenishment order and continued strong demand for our rescue tools in emerging markets. Free cash flow in the quarter was excellent, as our team continues to execute well.

Our restructuring actions are paying off, and combined with our continued focus on operational excellence, we achieved an adjusted operating margin of 18.3 percent. Excluding restructuring charges, first quarter diluted EPS of 66 cents was up 16 percent from the first quarter 2011. Overall, I am extremely pleased with the performance of the company and I am excited about the prospects for the second quarter and full year 2012.

Based on our current outlook, projected second quarter 2012 diluted EPS is in the range of 70 to 72 cents. Our full year outlook for 2012 has improved. We are increasing our guidance for full year 2012 diluted EPS to $2.80 to $2.85 with mid-single digit organic revenue growth.”

Andrew K. Silvernail
Chairman and Chief Executive Officer

First Quarter 2012 Business Highlights (2012 operating margin excludes restructuring related charges)

Fluid & Metering Technologies

•	Sales in the first quarter of $213 million reflected a 7 percent increase compared to the first quarter of 2011 (+8 percent organic and -1 percent foreign currency translation).

•	Operating margin of 22.2 percent represented a 120 basis point improvement compared with the first quarter of 2011 due to higher volumes and operational excellence initiatives.

Health & Science Technologies

•	Sales in the first quarter of $174 million reflected a 35 percent increase compared to the first quarter of 2011 (+2 percent organic and +33 percent acquisitions).

•	Operating margin of 18.3 percent represented a 450 basis point decrease compared with the first quarter of 2011 due to the dilutive impact from acquisitions.

Fire & Safety/Diversified Products

•	Sales in the first quarter of $104 million reflected a 5 percent increase compared to the first quarter of 2011 (+7 percent organic and -2 percent foreign currency translation).

•

Operating margin of 23.3 percent represented a 190 basis point improvement compared with the first quarter of 2011 primarily due to higher volume and cost productivity, including the benefit from our recent restructuring actions.

For the first quarter of 2012, Fluid & Metering Technologies contributed 44 percent of sales and 46 percent of operating income; Health & Science Technologies accounted for 35 percent of sales and 31 percent of operating income; and Fire & Safety/Diversified Products represented 21 percent of sales and 23 percent of operating income.

EBITDA and Free Cash Flow

EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

EBITDA and Free Cash Flow bridge

	For the Quarter Ended
	March 31,			December 31,
	2012	2011	Change	2011	Change
• Income before Taxes	$74.0	$70.4	5%	$67.2	10%
• Depreciation and Amortization	19.2	15.6	23	19.3	—
• Interest	10.7	6.4	65	8.4	27

• EBITDA	103.9	92.4	12	94.9	10

• Restructuring	4.9	—	100	9.4	(47)

• Adjusted EBITDA	$108.8	$92.4	18	$104.3	4

• Cash Flow from Operating Activities	$58.7	$29.1	102%	$41.6	41%
• Capital Expenditures	(8.5)	(11.4)	(26)	(7.2)	18
• Excess Tax Benefit from Stock-Based Compensation	2.1	2.4	(11)	0.4	n/m

• Free Cash Flow	$52.3	$20.1	161	$34.8	50

Conference Call to be Broadcast over the Internet

IDEX will broadcast its first quarter earnings conference call over the Internet on Tuesday, April 24, 2012 at 9:30 a.m. CT. Chairman and Chief Executive Officer Andy Silvernail and Vice President and Chief Financial Officer Heath Mitts will discuss the company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 855.859.2056 (or 404.537.3406 for international participants) using the ID # 40915423.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries – all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX

IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

(Tables follow)

IDEX CORPORATION

Condensed Statements of Consolidated Operations

(in thousands except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2012	2011

Net sales	$489,417	$427,089
Cost of sales	286,528	248,389

Gross profit	202,889	178,700
Selling, general and administrative expenses	113,382	100,979
Restructuring expenses	4,938	—

Operating income	84,569	77,721
Other expense (income) - net	(117)	907
Interest expense	10,662	6,454

Income before income taxes	74,024	70,360
Provision for income taxes	21,853	22,409

Net income	$52,171	$47,951

Earnings per Common Share:

Basic earnings per common share (a)	$0.63	$0.58

Diluted earnings per common share (a)	$0.62	$0.57

Share Data:

Basic weighted average common shares outstanding	82,804	81,430

Diluted weighted average common shares outstanding	83,902	83,248

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$245,543	$230,259
Receivables - net	270,825	252,845
Inventories	253,564	254,258
Other current assets	59,137	51,799

Total current assets	829,069	789,161
Property, plant and equipment - net	214,153	213,717
Goodwill and intangible assets	1,816,271	1,813,588
Other noncurrent assets	19,633	19,641

Total assets	$2,879,126	$2,836,107

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$116,209	$110,977
Accrued expenses	129,255	130,696
Short-term borrowings	3,796	2,444
Dividends payable	—	14,161

Total current liabilities	249,260	258,278
Long-term borrowings	769,850	806,366
Other noncurrent liabilities	259,445	258,328

Total liabilities	1,278,555	1,322,972
Shareholders’ equity	1,600,571	1,513,135

Total liabilities and shareholders’ equity	$2,879,126	$2,836,107

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IDEX CORPORATION

Company and Business Group Financial Information

(dollars in thousands)

(unaudited)

	Three Months Ended March 31, (b)
	2012	2011 (c)
Fluid & Metering Technologies
Net sales	$212,718	$199,674
Operating income (d)	47,185	41,852
Operating margin	22.2%	21.0%
Depreciation and amortization	$7,540	$7,998
Capital expenditures	2,529	3,467

Health & Science Technologies
Net sales	$173,786	$129,234
Operating income (d)	31,725	29,499
Operating margin	18.3%	22.8%
Depreciation and amortization	$9,461	$4,984
Capital expenditures	2,834	3,339

Fire & Safety/Diversified Products (c)
Net sales	$104,050	$98,887
Operating income (d)	24,232	21,142
Operating margin	23.3%	21.4%
Depreciation and amortization	$1,779	$2,342
Capital expenditures	1,941	1,684

Company
Net sales	$489,417	$427,089
Operating income (d)	89,507	77,721
Operating margin	18.3%	18.2%
Depreciation and amortization (e)	$19,190	$15,622
Capital expenditures	8,427	10,084

(a)	Calculated by applying the two-class method of allocating earnings to common stock and participating securities as required by ASC 260, Earnings Per Share.
(b)	Three month data includes acquisitions of CVI Melles Griot (June 2011), Microfluidics (March 2011) and Advanced Thin Films (January 2011) in the Health & Science Technologies segment from the date of acquisition.
(c)	Financial data for 2011 has been revised to reflect the transfer of our Trebor business unit from the Health & Science Technologies segment to the Fluid & Metering Technologies segment as well as the movement of the Dispensing Equipment segment into the Fire & Safety/Diversified Products segment.
(d)	Group operating income excludes unallocated corporate operating expenses while both Group and Company operating income excludes restructuring related charges.
(e)	Depreciation and amortization excludes amortization of debt issuance expenses.